Exhibit 99.1

ILG REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Miami, FL, February 28, 2018 — ILG (Nasdaq: ILG) today announced results for the three months and full year ended December 31, 2017.

“Through the hard work of dedicated associates around the globe we accomplished our ambitious goals for 2017 and delivered solid financial and operating results for the year, despite the adversity caused by the hurricanes,” said Craig M. Nash, chairman, president and CEO of ILG. “In addition, we returned a total of $102 million to shareholders through dividends and buybacks. As we begin 2018, we are well-positioned to continue to grow our business and deliver shareholder value.”

FULL YEAR HIGHLIGHTS

•                  Net income attributable to common shareholders was $168 million and cash from operating activities was $79 million

•                  Revenue, Adjusted EBITDA* and Free cash flow* were $1.8 billion, $346 million, and $128 million, respectively, in-line with our guidance

•                  Consolidated timeshare contract sales on a pro-forma basis increased 11% in the year. Excluding the estimated impact of the hurricanes, the increase would have been 15%

•                  We opened two world-class resorts, The Westin Nanea Ocean Villas and Westin Los Cabos Resort Villas and Spa, and expanded several other properties growing the number of vacation ownership units by nearly 700, or 11%

•                  At year-end we had 25 active sales centers, including four which were opened, or expanded, in 2017

•                  We enhanced our product offering through the introduction of two new multi-site programs, Westin Aventuras and Hyatt Residence Club Portfolio Program

•                  Interval International added 63 resorts in 20 countries and broadened its suite of products by launching Hotel Exchange, as well as a hotel discount benefit program with Priceline Partner Network

As discussed, our results were negatively impacted by several hurricanes which affected our operations beginning in the third quarter. The table below summarizes our results for the quarter and the full year, and provides the estimated impact of the hurricanes in these periods:

	Three Months Ended December 31, 2017			Twelve Months Ended December 31, 2017
	(Dollars in millions, except per share data)
	Hurricane			Hurricane
	Reported	impact	Ex Hurricane	Reported	impact	Ex Hurricane
Revenues	438	16	454	1,786	21	1,807
Net income attributable to common stockholders	67	7	74	168	12	180
Adjusted net income*	30	5	35	139	7	146
Adjusted EBITDA*	85	6	91	346	9	355
Diluted EPS	0.54	0.05	0.59	1.34	0.10	1.44
Adjusted diluted EPS*	0.24	0.04	0.28	1.10	0.06	1.16

“Adjusted net income”, “Adjusted diluted EPS”, “Adjusted EBITDA” and “Free cash flow” are non-GAAP measures as defined by the U.S. Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

Hurricane Impact

In September 2017, Hurricanes Irma and Maria affected several Vistana and HVO resorts and sales centers, as well as nearly 300 properties within the Interval Network or managed by VRI or Aqua-Aston Hospitality. In particular, resorts in the U.S. Virgin Islands, St. Maarten, Puerto Rico and Florida, were in the path of these storms. Many of the resorts were only affected for a short period; however, our Westin St. John Resort Villas in the U.S. Virgin Islands and Hyatt Residence Club Dorado, Hacienda del Mar, in Puerto Rico remain closed, as do approximately 50 Interval Network properties on the hardest-hit islands. Our three Hyatt Residence Club resorts and our HVO sales center located in Key West were closed for several weeks but re-opened in October.

We believe substantially all the property damage and the recoverable lost profitability will be reimbursed by our property insurance and business interruption insurance policies, respectively. We have begun receiving payments for property damages and are currently working to quantify the business interruption claims.

Comparability of results

In addition to the negative impact of the hurricanes, the comparability of the results presented herein is impacted by the following factors:

•                  2017 benefited from a full year impact of Vistana given the acquisition closed in May 2016.

•                  2016 was positively impacted by percentage of completion accounting, or POC, upon the receipt of the certificates of occupancy for certain units at our Westin Nanea and Westin St. John resorts in the fourth quarter.

•                  2016 benefited from the gain on purchase resulting from the Vistana acquisition. The non-cash gain was not subject to tax and caused our effective tax rate to decrease to 18% for the year.

•                  The 2016 results reflect the impact of purchase accounting related to the acquisition of Vistana.

•                  The 2017 results are negatively impacted by the substantial liquidation of our Venezuelan subsidiary.

•                  2017 was positively impacted by a provisional tax benefit of $51 million reflecting the estimated impact of the Tax Cuts and Jobs Act of 2017 (“Tax Reform”). This amount represents a non-cash benefit of $63 million associated with the remeasurement of net deferred tax liabilities resulting from the reduction in the U.S. federal corporate tax rate from 35% to 21%, partly offset by $12 million associated with the “Transition Tax”, the mandatory one-time tax on the accumulated earnings of our foreign subsidiaries, that is payable over eight years. As per the tax reform accounting guidelines, these amounts will continue to be evaluated throughout 2018 and are therefore subject to change.

Fourth quarter consolidated operating results

Net income attributable to common stockholders was $67 million, compared to $27 million in 2016 reflecting the $51 million provisional tax benefit related to Tax Reform recorded in 2017 and a $22 million pre-tax POC benefit in 2016. Excluding the impact of Tax Reform, the effective tax rate in the quarter would have been 55%, reflecting $5 million related to several discrete items recorded in the quarter and Mexican inflation adjustments.

Adjusted net income was $30 million and excluding the estimated impact of the hurricanes would have been $35 million. Adjusted net income excludes the $51 million provisional tax benefit and $7 million related to the substantial liquidation of the Venezuelan subsidiary, as well as other items.

Adjusted diluted EPS was $0.24, and excluding the negative hurricane impact would have been $0.28.

Excluding the above mentioned discrete tax items and adjustments for Mexican inflation, adjusted net income and adjusted diluted EPS would be higher by $5 million and $0.04, respectively.

Consolidated revenue was $438 million, compared to $455 million in the previous year, primarily reflecting the tough comparison to 2016 which included $46 million revenue benefit associated with POC, as well as the estimated $16 million negative impact in the quarter associated with the hurricanes. Excluding these items, plus the $9 million negative impact of purchase accounting in 2016, consolidated revenue in the quarter would have been up by 9%, primarily driven by a 20% increase in consolidated timeshare contract sales.

Adjusted EBITDA was $85 million compared to $105 million in the prior year, principally reflecting the $24 million POC benefit recorded in 2016, as well as the estimated $6 million negative impact associated with the hurricanes in 2017. Excluding these items, Adjusted EBITDA in the quarter would have been up by 12%.

Business segment results

Vacation Ownership

Vacation ownership segment revenue was $297 million in the quarter. Excluding the impact of the hurricanes, and adjusting for the $46 million favorable POC impact in 2016, Vacation Ownership segment revenue increased $44 million, or 16%, driven primarily by a $23 million, or 20%, increase in consolidated timeshare contract sales. This robust growth is largely attributable to a 14% increase in tour flow, driven by our recently-opened sales centers in Maui and Los Cabos and solid same store sales performance.

Vacation Ownership segment operating income was $28 million and Adjusted EBITDA was $47 million.

Excluding the $4 million estimated impact of the hurricane in the segment, and the $24 million POC benefit in 2016, Adjusted EBITDA for the segment would have increased by $10 million, or 24%, to $51 million.

Exchange and Rental

Exchange and Rental segment revenue was $141 million, in-line with the prior year, despite a $2 million estimated impact from the hurricane to the Interval International business as approximately 50 affiliated resorts remained closed at year end.

Total Interval Network active members were 1.8 million at year end, relatively consistent with the prior year, and average revenue per member was $44.32, up 2% compared to the prior year largely attributable to an increase in Getaway fees.

Operating income for the segment was $27 million and Adjusted EBITDA was $38 million.

Excluding the estimated $2 million impact from the hurricanes, Exchange and Rental Adjusted EBITDA would have been $40 million, in-line with 2016.

Full year consolidated operating results

Net income attributable to common stockholders in the full year was $168 million, compared to $265 million in 2016 which included the $163 million nontaxable gain on purchase of Vistana.

For 2017 and 2016, we recorded tax provisions of $26 million and $57 million, respectively, which represent effective tax rates of 13% and 18%, respectively. The 2017 provision includes a net provisional tax benefit for the impact of Tax Reform of approximately $51 million and 2016 reflects the above-mentioned gain on bargain purchase.

Excluding the impact of Tax Reform in 2017 and the gain on purchase in 2016, our effective tax rate would have been approximately 39% and 35%, respectively. The increase in 2017 is primarily attributable to the previously-mentioned discrete tax items and adjustments for Mexican inflation.

Adjusted net income was $139 million in 2017 compared to $130 million, and excluding the estimated $7 million negative impact of the hurricanes, would have been $146 million. Adjusted diluted EPS was $1.10, and adjusted for the estimated $0.06 impact of the hurricanes would have been $1.16.

Consolidated revenue increased $430 million to $1.8 billion, primarily resulting from the consolidation of Vistana for a full year. The results include a $39 million positive POC impact recorded in 2016, as well as the estimated $21 million negative impact associated with the hurricanes in 2017 and a $24 million negative impact of purchase accounting recorded in 2016. Excluding these impacts, the increase would have been $466 million.

In the year, Adjusted EBITDA increased $44 million to $346 million, also primarily due to the inclusion of Vistana. Excluding the $26 million positive POC impact in 2016, and the estimated $9 million negative impact in 2017 related to the hurricanes, the year over year increase would have been nearly $80 million.

Business segment results

Vacation Ownership

Vacation Ownership segment revenue increased $378 million, driven primarily by the inclusion of a full year of Vistana in 2017 and strong growth in consolidated timeshare contract sales, partly offset by the $39 million POC impact and the impact of the hurricanes.

Assuming we had owned Vistana for the full year 2016, consolidated timeshare sales in 2017 would have increased by 11%, and excluding the estimated impact from the hurricanes, the increase would have been 15%. This robust performance resulted from the contribution of our new Westin Nanea and Westin Los Cabos galleries, as well as from solid same store sales, both primarily driven by growth in the number of vacation ownership units in our portfolio. In 2017 we expanded the number of vacation ownership units by nearly 700, or 11%. Tour flow increased 10% in the year, and excluding the impact of the hurricanes we estimate it would have increased by 14%.

Vacation Ownership segment operating income was $75 million compared to $53 million in 2016.

Adjusted EBITDA for the segment increased by $33 million, to $156 million due primarily to the inclusion of Vistana for the full year in 2017. The comparison against 2017 is impacted by $26 million of POC (exclusive of any purchase accounting impact) in 2016, partly offset by a $12 million favorable product cost true-up from the realization of development cost savings related to the completion of The Westin Nanea under budget and ahead of schedule.

Exchange and Rental

Exchange and Rental segment revenue increased $52 million to $619 million due primarily to the inclusion of Vistana Signature Network for a full year.

Total Interval Network active members and revenue per member were 1.8 million and $190.05, relatively consistent with the prior year.

Operating income and Adjusted EBITDA for the segment increased $12 million to $144 million, and $11 million to $190 million, respectively, due to the inclusion of a full year of Vistana Signature Network.

CAPITAL RESOURCES AND LIQUIDITY

As of December 31, 2017, cash and cash equivalents totaled $122 million.

The principal amount outstanding of long-term corporate debt as of December 31, 2017 was $570 million consisting of $350 million 5.625% Senior Notes and $220 million drawn under our revolving credit facility.  ILG had $366 million available on its revolving credit facility, net of outstanding letters of credit as of December 31, 2017. The revolver may be increased by $100 million under certain conditions.

Net cash provided by operating activities, which includes $231 million of inventory spend, was $79 million compared to $7 million of net cash used in operating activities in 2016. The inventory spend was primarily associated with investments in development activities at our Westin Nanea, Westin Los Cabos, Sheraton Steamboat, Westin Desert Willow, Westin St. John and Westin Resort in Cancun. Excluding inventory spend, net cash provided by operating activities would have been $310 million.

Net cash used in investing activities was $115 million reflecting capital expenditures related to investments in sales galleries and other resort operation assets, as well as IT initiatives.

On September 22, 2017, we completed a term securitization transaction involving the issuance of $325 million of asset backed notes. The notes are backed by vacation ownership loans from both Vistana Signature Experiences and Hyatt Vacation Ownership and have an overall weighted average coupon of 2.43%. The advance rate for this transaction was approximately 97%.

Net cash provided by financing activities was $26 million, reflecting net amounts received from the $325 million securitization as well as the release of $14 million in financing-related restricted cash associated with the securitizations, largely offset by payments on securitized debt, cash dividend payments and stock repurchases.

Free cash flow (defined below) for 2017 was $128 million compared to $180 million in 2016. This primarily reflects a full year of repayments related to the September 2016 securitization, lower net proceeds from the 2017 securitization, higher inventory spend and capital expenditures, partly offset by higher cash provided by operating activities.

Dividends and stock repurchases

For the year ended December 31, 2017, ILG repurchased 1.1 million shares for $28 million at an average share price of $25.00 and paid $0.60 cents per share for a total of $74 million in dividends, returning $102 million to shareholders.

In February 2018, our Board of Directors increased the quarterly dividend by 17% to $0.175 per share payable March 30, 2018 to shareholders of record on March 16, 2018.

BUSINESS OUTLOOK AND GUIDANCE

The 2018 Outlook schedule reconciles the non-GAAP financial measures in our full year 2018 guidance to the following expected GAAP results. The information below reflects anticipated changes resulting from the adoption of the new revenue recognition standard in 2018. The changes, which primarily result in classification changes between revenue and costs, are not material. The 2018 Outlook does not reflect business interruption insurance proceeds as the timing of these payments is currently uncertain.

	2018 Outlook
	Low	High
	(Dollars in millions)
Net income attributable to common stockholders	$154	$169
Net cash provided by operating activities	$220	$235

Consolidated revenues	$1,870	$1,995
Adjusted EBITDA	$350	$370
Free cash flow	$240	$270

Consolidated timeshare contract sales growth	9%	16%

Based on information currently available to us, in 2018 we expect our effective tax rate to be approximately 28%.

Our 2018 outlook includes the following estimated negative impact from the hurricanes:

2018 estimated hurricane impact
(Dollars in millions)
Consolidated revenues	$67
Adjusted EBITDA	$23
Free cash flow	$21

Consolidated timeshare contract sales growth	3%

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS, and free cash flow, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance and liquidity prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain different adjustments) is used to calculate compliance with certain financial covenants in ILG’s credit agreement and indenture. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations and liquidity excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of historical GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

Investors and analysts may participate in the live conference call by dialing (844) 832-7221 (toll-free domestic) or (973) 638-3062 (international); Conference ID: 8973227. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for 7 days via telephone starting approximately two hours after the call ends. The replay can be accessed at (855) 859-2056 (toll-free domestic) or (404) 537-3406 (international); Conference ID: 8973227. The webcast will be archived on ILG’s website for 90 days after the call.  A transcript of the call will also be available on the website.

ABOUT ILG

ILG (Nasdaq: ILG) is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Sheraton®, and Westin® brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs.  ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc. is the exclusive provider of vacation ownership for the Sheraton and Westin brands and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, LLC. Headquartered in Miami, Florida, ILG has offices in 15 countries and more than 10,000 associates. For more information, visit www.ilg.com.

ADDITIONAL INFORMATION

ILG intends to file a proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). ILG stockholders are strongly encouraged to read the definitive proxy statement (and any amendments and supplements thereto) and accompanying white proxy card when they become available as they will contain important information. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by ILG with the SEC without charge from the SEC’s website at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

ILG, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from ILG’s stockholders in connection with the matters to be considered at the 2018 Annual Meeting. Information regarding the ownership of ILG’s directors and executive officers in ILG stock is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in ILG’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated below.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this release, including statements regarding our future financial performance, our business prospects and strategy, anticipated financial position, liquidity, capital needs and other similar matters constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of the management of ILG and are subject to significant risks and uncertainties outside of ILG’s control.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries, or adverse events or trends in key vacation destinations, (2) lack of available financing for, or insolvency or consolidation of developers, including availability of receivables financing for our business, (3) adverse changes to, or interruptions in, relationships with third parties, (4) our ability to compete effectively and successfully and to add new products and services, (5) our ability to market VOIs successfully and efficiently, (6) our ability to source sufficient inventory to support VOI sales and risks related to development of inventory in accordance with applicable brand standards, (7) the occurrence of a termination event under the master license agreement with Starwood or Hyatt, (8) actions of Starwood, Hyatt or any successor that affect the reputation of the licensed marks, the offerings of or access to these brands and programs, (9) decreased demand from prospective purchasers of vacation interests, (10) travel related health concerns, (11) significant increase in defaults on our vacation ownership mortgage receivables; (12) the restrictive covenants in our revolving credit facility and indenture and our ability to refinance our debt on acceptable terms;  (13) our ability to successfully manage and integrate acquisitions, including Vistana, (14) impairment of ILG’s assets or other adverse changes to estimates and assumptions underlying our financial results, (15) our ability to expand successfully in international markets and manage risks specific to international operations (16) fluctuations in currency exchange rates, (17) the ability of managed homeowners associations to collect sufficient maintenance fees, (18) business interruptions in connection with technology systems, (19) regulatory and tax changes, and (20) timing and collection of insurance proceeds related to hurricane losses.

ILG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Service and membership related	$140	$114	$506	$454
Sales of vacation ownership products, net	114	152	465	306
Rental and ancillary services	87	84	386	265
Consumer financing	23	20	89	57
Cost reimbursements	74	85	340	274
Total revenues	438	455	1,786	1,356
Operating costs and expenses:
Cost of service and membership related sales	62	33	158	118
Cost of vacation ownership product sales	17	42	90	99
Cost sales of rental and ancillary services	64	64	299	185
Cost of consumer financing	8	7	29	13
Cost reimbursements	74	85	340	274
Royalty fee expense	10	11	43	28
Selling and marketing expense	74	70	303	194
General and administrative expense	54	51	225	198
Amortization expense of intangibles	5	5	20	19
Depreciation expense	15	16	60	43
Total operating costs and expenses	383	384	1,567	1,171
Operating income	55	71	219	185
Other income (expense):
Interest income	—	—	1	1
Interest expense	(6)	(4)	(26)	(23)
Gain on bargain purchase	—	(25)	2	163
Other income (expense), net	(10)	(5)	(3)	(7)
Equity in earnings from unconsolidated entities	—	1	4	5
Total other income (expense), net	(16)	(33)	(22)	139
Earnings before income taxes and noncontrolling interests	39	38	197	324
Income tax provision	29	(11)	(26)	(57)
Net income	68	27	171	267
Net income attributable to noncontrolling interests	(1)	—	(3)	(2)
Net income attributable to common stockholders	$67	$27	$168	$265

Earnings per share attributable to common stockholders:
Basic	$0.55	$0.22	$1.36	$2.62
Diluted	$0.54	$0.22	$1.34	$2.60
Weighted average number of shares of common stock outstanding (in 000’s):
Basic	123,623	124,002	124,032	100,868
Diluted	125,608	125,357	125,833	101,732
Dividends declared per share of common stock	$0.15	$0.12	$0.60	$0.48

Adjusted net income(1)	$30	$61	$139	$130
Adjusted earnings per share(1):
Basic	$0.24	$0.49	$1.12	$1.29
Diluted	$0.24	$0.48	$1.10	$1.28

(1) “Adjusted net income” and “Adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	December 31, 2017	December 31, 2016

ASSETS
Cash and cash equivalents	$122	$126
Vacation ownership mortgages receivable, net	78	87
Vacation ownership inventory	499	197
Prepaid income taxes	58	47
Other current assets	442	289
Total current assets	1,199	746
Vacation ownership mortgages receivable, net	644	632
Vacation ownership inventory	60	189
Investments in unconsolidated entities	54	59
Goodwill and intangible assets, net	1,004	1,011
Property and equipment, net	616	580
Other non-current assets	94	87
TOTAL ASSETS	$3,671	$3,304

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$46	$64
Deferred revenue	162	87
Current portion of securitized debt from VIEs	146	111
Other current liabilities	289	257
Total current liabilities	643	519
Long-term debt	562	580
Securitized debt from VIEs	429	319
Deferred revenue	76	79
Other long-term liabilities	257	213
TOTAL LIABILITIES	1,967	1,710
Redeemable noncontrolling interest	1	1
Total ILG stockholders’ equity	1,666	1,567
Noncontrolling interests	37	26
TOTAL EQUITY	1,703	1,593
TOTAL LIABILITIES AND EQUITY	$3,671	$3,304

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Year Ended December 31,
	2017	2016

Cash flows from operating activities:
Net income	$171	$267
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	20	19
Bad debt expense	4	1
Depreciation expense	60	43
Allowance for losses on originated loans	35	20
Allowance for impairment on acquired loans	5	—
Impairment on vacation ownership inventory	5	—
Loss on disposal of investment in subsidiary	5	—
Accretion of mortgages receivable	5	2
Non-cash compensation expense	22	18
Deferred income taxes	(24)	8
Equity in earnings from unconsolidated entities	(4)	(5)
Return on investments in unconsolidated entities	5	2
Gain on bargain purchase of Vistana acquisition	(2)	(163)
Changes in operating assets and liabilities and other	(228)	(219)
Net cash provided by (used in) operating activities	79	(7)
Cash flows from investing activities:
Capital expenditures	(119)	(95)
Acquisitions, net of cash	—	(84)
Investment in unconsolidated entity	—	(5)
Other, net	4	(5)
Net cash used in investing activities	(115)	(189)
Cash flows from financing activities:
Borrowings (payments) on revolving credit facility, net	(20)	165
Payments of debt issuance costs	(3)	(7)
Proceeds from securitized debt	325	375
Payments on securitized debt	(178)	(93)
Purchases of treasury stock	(28)	(101)
Dividend payments to stockholders	(74)	(52)
Dividend payments to noncontrolling interest	(3)	(2)
Decrease (increase) in restricted cash	14	(25)
Payment to former Vistana owner for subsidiary financing obligation	—	(24)
Withholding taxes on vesting of restricted stock units	(7)	(2)
Net cash provided by financing activities	26	234
Effect of exchange rate changes on cash and cash equivalents	6	(5)
Net increase in cash and cash equivalents	(4)	33
Cash and cash equivalents at beginning of period	126	93
Cash and cash equivalents at end of period	$122	$126

Supplemental disclosures of cash flow information:
Issuance of stock in connection with Vistana acquisition	$—	$1,031
Interest paid, net of amounts capitalized	$34	$24
Income taxes paid, net of refunds	$54	$93

OPERATING STATISTICS

	Three Months Ended December 31,			Year Ended December 31,
	2017	% Change	2016	2017	% Change	2016

Vacation Ownership(2)
Total timeshare contract sales (in millions)	$141	10%	$128	$561	57%	$358
Consolidated timeshare contract sales (in millions)	$126	10%	$115	$498	69%	$295
Volume per guest	$3,036	2%	$2,974	$3,049	7%	$2,852
Tour flow	41,100	8%	38,098	161,396	58%	101,879
Exchange and Rental
Total active members at end of period (000’s)	1,813	(0)%	1,822	1,813	(0)%	1,822
Average revenue per member	$44.32	2%	$43.40	$190.05	2%	$185.91

Including Vistana as if acquired January 1, 2016:

Vacation Ownership(2)
Total timeshare contract sales (in millions)	$141	10%	$128	$561	9%	$514
Consolidated timeshare contract sales (in millions)	$126	10%	$115	$498	11%	$449
Volume per guest	$3,036	2%	$2,974	$3,049	1%	$3,017
Tour flow	41,100	8%	38,098	161,396	10%	146,281
Exchange and Rental
Average revenue per member	$44.32	2%	$43.40	$190.05	(1)%	$191.61

(2) As part of the continued integration of our vacation ownership business, in the fourth quarter of 2017 we harmonized and clarified the calculation of total timeshare contract sales and consolidated timeshare contract sales to report all sales gross of incentives. We have also adjusted the definition of VPG to exclude telesales. In order to aid comparability, we have recast prior periods.

SEGMENT REVENUES

	Three Months Ended December 31,			Year Ended December 31,
	2017	% Change	2016	2017	% Change	2016
	(Dollars in millions)			(Dollars in millions)
Vacation Ownership
Resort operations revenue	$52	4%	$50	$213	57%	$136
Management fee and other revenue	58	93%	30	158	42%	111
Sale of vacation ownership products, net	113	(26)%	152	465	52%	306
Consumer financing revenue	23	15%	20	89	56%	57
Cost reimbursement revenue	51	(16)%	61	242	35%	179
Total revenue	$297	(5)%	$313	$1,167	48%	$789
Vacation Ownership gross margin	45%	(2)%	46%	44%	5%	42%
Vacation Ownership gross margin without cost reimbursement revenue	55%	(5)%	58%	56%	2%	55%
Exchange and Rental
Transaction revenue	$44	2%	$43	$198	—	$198
Membership fee revenue	35	—	35	140	4%	134
Ancillary member revenue	2	100%	1	7	17%	6
Total member revenue	81	3%	79	345	2%	338
Club rental revenue	22	—	22	105	67%	63
Other revenue	5	—	5	22	(4)%	23
Rental management revenue	10	(17)%	12	49	2%	48
Cost reimbursement revenue	23	(4)%	24	98	3%	95
Total revenue	$141	(1)%	$142	$619	9%	$567
Exchange and Rental gross margin	55%	(1)%	56%	57%	(3)%	59%
Exchange and Rental gross margin without cost reimbursement revenue	66%	(1)%	67%	68%	(4)%	71%

RECONCILIATIONS OF NON-GAAP MEASURES

	Year Ended December 31,
	2017	2016
	(Dollars in millions)
Operating activities before inventory spend	$310	$168
Inventory spend	(231)	(175)
Net cash provided by (used in) operating activities	79	(7)
Repayments on securitizations	(178)	(93)
Proceeds from securitizations, net of debt issuance costs	322	370
Net changes in financing-related restricted cash	14	(25)
Net securitization activities	158	252
Capital expenditures	(119)	(95)
Acquisition-related and restructuring payments	10	30
Free cash flow	$128	$180

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Dollars in millions, except per share data)
Net income attributable to common stockholders	$67	$27	$168	$265
Acquisition related and restructuring costs	1	2	12	22
Other non-operating foreign currency remeasurements	6	5	(1)	7
Impact of purchase accounting	—	7	(2)	15
Other special items	(42)	25	(40)	(163)
Asset impairments	2	—	10	—
Income tax impact of adjusting items(3)	(4)	(5)	(8)	(16)
Adjusted net income	$30	$61	$139	$130
Earnings per share attributable to common stockholders:
Basic	$0.55	$0.22	$1.36	$2.62
Diluted	$0.54	$0.22	$1.34	$2.60
Adjusted earnings per share:
Basic	$0.24	$0.49	$1.12	$1.29
Diluted	$0.24	$0.48	$1.10	$1.28
Weighted average number of common stock outstanding:
Basic	123,623	124,002	124,032	100,868
Diluted	125,608	125,357	125,833	101,732

(3) All adjusting items during the prior interim periods of 2017 and 2016 were tax effected using the applicable projected annual effective tax rate since none of the adjustments were discrete to the periods. For the fourth quarter and full year of 2017 and 2016, the tax rate utilized is the applicable effective tax rate to the extent amounts are deductible or taxable.All adjusting items were tax effected using the applicable projected annual effective tax rate since none of the adjustments were discrete to the periods.

RECONCILIATION OF ADJUSTED EBITDA

	Three Months Ended December 31,
	2017			2016
	Vacation Ownership	Exchange and Rental	Consolidated	Vacation Ownership	Exchange and Rental	Consolidated
	(Dollars in millions)
Net income attributable to common stockholders			$67			$27
Net income attributable to noncontrolling interest			1			—
Net income			68			27
Income tax provision			(29)			11
Other special items (gain on bargain purchase)			—			25
Equity in earnings from unconsolidated entities			—			(1)
Other non-operating expense, net			10			5
Interest expense			6			4
Interest income			—			—
Operating income	$28	$27	55	$42	$29	71
Other non-operating income (expense), net	(6)	(4)	(10)	(6)	1	(5)
Other special items (gain on bargain purchase)	—	—	—	—	(25)	(25)
Equity in earnings from unconsolidated entities	—	—	—	1	—	1
Net income attributable to noncontrolling interest	(1)	—	(1)	—	—	—
Depreciation expense	10	5	15	11	5	16
Amortization expense of intangibles	2	3	5	2	3	5
EBITDA	33	31	64	50	13	63
Other special items	2	1	3	—	25	25
Asset impairments	2	—	2	—	—	—
Impact of purchase accounting	—	—	—	5	—	5
Acquisition related and restructuring costs	1	—	1	2	—	2
Less: Other non-operating (income) expense, net	6	4	10	6	(1)	5
Non-cash compensation expense	3	2	5	2	3	5
Adjusted EBITDA	$47	$38	$85	$65	$40	$105

	Year Ended December 31,
	2017			2016
	Vacation Ownership	Exchange and Rental	Consolidated	Vacation Ownership	Exchange and Rental	Consolidated
	(Dollars in millions)

Net income attributable to common stockholders			$168			$265
Net income attributable to noncontrolling interest			3			2
Net income			171			267
Income tax provision			26			57
Other special items (gain on bargain purchase)			(2)			(163)
Equity in earnings from unconsolidated entities			(4)			(5)
Other non-operating expense, net			3			7
Interest expense			26			23
Interest income			(1)			(1)
Operating income	$75	$144	219	$53	$132	185
Other non-operating income (expense), net	3	(6)	(3)	(11)	4	(7)
Other special items (gain on bargain purchase)	—	2	2	—	163	163
Equity in earnings from unconsolidated entities	4	—	4	5	—	5
Net income attributable to noncontrolling interest	(3)	—	(3)	(2)	—	(2)
Depreciation expense	39	21	60	25	18	43
Amortization expense of intangibles	8	12	20	8	11	19
EBITDA	126	173	299	78	328	406
Other special items	4	—	4	—	(163)	(163)
Asset impairments	10	—	10	—	—	—
Impact of purchase accounting	(4)	—	(4)	12	—	12
Acquisition related and restructuring costs	10	2	12	15	7	22
Less: Other non-operating (income) expense, net	(3)	6	3	11	(4)	7
Non-cash compensation expense	13	9	22	7	11	18
Adjusted EBITDA	$156	$190	$346	$123	$179	$302

RECONCILIATION OF CONTRACT SALES

	Year ended
	December 31,
	2017	2016
	(Dollars in millions)
Total timeshare contract sales	$561	$358
Provision for loan losses	(36)	(22)
Contract sales of unconsolidated projects	(63)	(64)
Percentage of completion	—	39
Other items and adjustments(4)	3	(5)
Sales of vacation ownership products, net	465	306
Provision for loan losses	36	22
Percentage of completion	—	(39)
Other items and adjustments(4)	(3)	6
Consolidated timeshare contract sales	$498	$295

(4) Includes adjustments for incentives, other GAAP deferrals, cancelled sales, fractional sales and other items.

2018 OUTLOOK

	Current Guidance
	Low	High
	(Dollars in millions)
Net income attributable to common stockholders	$154	$169
Non-cash compensation expense	21	21
Acquisition related and restructuring costs	1	1
Other special items	2	2
Depreciation and amortization	79	79
Interest, net	31	31
Income tax provision	62	67
Adjusted EBITDA	$350	$370

	Current Guidance
	Low	High
	(Dollars in millions)
Operating activities before inventory spend	$305	$310
Inventory spend	(85)	(75)
Net cash provided by operating activities	220	235
Repayments on securitizations	(192)	(192)
Proceeds from securitizations, net of debt issuance costs	285	295
Net changes in financing-related restricted cash	4	4
Net securitization activities	97	107
Capital expenditures	(80)	(75)
Acquisition-related and restructuring payments	3	3
Free cash flow	$240	$270

Net cash used in investing activities	$(87)	$(82)
Net cash used in financing activites	$(41)	$(21)

GLOSSARY OF TERMS

Acquisition related and restructuring costs - Represents transaction fees, costs incurred in connection with performing due diligence, subsequent adjustments to our initial estimate of contingent consideration obligations associated with business acquisitions, and other direct costs related to acquisition activities. Additionally, this item includes certain restructuring charges primarily related to workforce reductions, costs associated with integrating acquired businesses and estimated costs of exiting contractual commitments.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments and/or permitted reversals, (3) acquisition related and restructuring costs, (4) other non-operating income and expense, (5) the impact of the application of purchase accounting, and (6) other special items. The Company’s presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (1) acquisition related and restructuring costs, (2) other non-operating foreign currency remeasurements, (3) the impact of the application of purchase accounting, (4) goodwill and asset impairments and/or permitted reversals, and (5) other special items.

Ancillary member revenue - Other Interval Network member related revenue including insurance and travel related services.

Average revenue per member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network, Vistana Signature Network and Hyatt Residence Club for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period. Vistana Signature Network revenue is included herein only since its date of acquisition.

Average transaction price — Consolidated timeshare contract sales divided by the net number of transactions during the period.

Club rental revenue — Represents rentals generated by the Vistana Signature Network and Hyatt Residence Club mainly to monetize inventory to provide exchanges through hotel loyalty programs.

Consolidated timeshare contract sales — Total timeshare interests sold at consolidated projects pursuant to purchase agreements, gross of incentives and net of actual cancellations and rescissions, where we have met a minimum threshold amounting to a 10% down payment of the contract purchase price during the period. For upgrade sales, we include only the incremental value purchased.

Consumer financing revenue — Includes interest income on vacation ownership mortgages receivable, as well as loan servicing fees from unconsolidated entities.

Cost reimbursements - Represents the compensation and other employee-related costs directly associated with managing properties that are included in both revenue and cost of sales and that are passed on to the property owners or homeowner associations without mark-up. Cost reimbursement revenue of the Vacation Ownership segment also includes reimbursement, without mark-up, of sales and marketing expenses, and in some cases certain other expenses pursuant to contractual arrangements. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

EBITDA - Net income attributable to common stockholders excluding, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free cash flow — is defined as cash provided by operating activities less capital expenditures and repayment activity related to securitizations, plus net changes in financing-related restricted cash and proceeds from securitizations (net of fees). This metric also excludes certain payments unrelated to our ongoing core business, such as acquisition-related and restructuring expenses.

Impact of the application of purchase accounting — represents the difference between amounts derived from the fair value remeasurement of assets and liabilities acquired in a business combination versus the historical basis. We believe generally this is most meaningful in the first year subsequent to an acquisition.

Management fee revenue — Represents vacation ownership property management revenue earned by our Vacation Ownership segment exclusive of cost reimbursements.

Membership fee revenue — Represents fees paid for membership in the Interval Network, Vistana Signature Network and Hyatt Residence Club.

Net leverage — Long term debt (excluding issuance costs) minus cash and cash equivalents divided by Adjusted EBITDA.

Other special items — consist of other items that we believe are not related to our core business operations. For the three and twelve months ended December 31, 2016 and 2017, such items include (as applicable to the respective period): (i) the gain on bargain purchase price recognized as part of the Vistana acquisition, (ii) costs related to non-ordinary course litigation matters described in the notes to our financial statements, and (iii) impact to our financial statements related to natural disasters, including Hurricane Irma and other named storms (iv) costs related to activist defense, and with regard to adjusted net income: (v) the net provisional tax benefit related to Tax Reform and (vi) the impact of the substantial liquidation of our Venezuela subsidiary.

Other revenue — includes revenue related primarily to exchange and rental transaction activity and membership programs outside of the Interval Network, Vistana Signature Network and Hyatt Residence Club, sales of marketing materials primarily for point-of-sale developer use, and certain financial services-related fee income.

Rental and ancillary services revenue — Includes our rental activities such as Getaways, club rentals and owned hotel revenues, as well as associated resort ancillary revenues.

Rental management revenue — Represents rental management revenue earned by our vacation rental businesses within our Exchange and Rental segment, exclusive of cost reimbursement revenue.

Resort operations revenue — Pertains to our revenue generating activities from rentals of owned vacation ownership inventory (exclusive of lead-generation) along with ancillary resort services, in addition to rental and ancillary revenue generated by owned hotels.

Sales of vacation ownership products, net — Includes sales of vacation ownership products, net, for HVO and Vistana.

Service and membership revenue — Revenue associated with providing services including membership-related activities and exchange transactions, as well vacation ownership and vacation rental management businesses.

Total active members - Active members of the Interval Network in good standing as of the end of the period. All Vistana Signature Network and Hyatt Residence Club members are also members of the Interval Network.

Total timeshare contract sales — Total timeshare interests sold at consolidated and unconsolidated projects pursuant to purchase agreements, gross of incentives and net of actual cancellations and rescissions, where we have met a minimum threshold amounting to a 10% down payment of the contract purchase price during the period. For upgrade sales, we include only the incremental value purchased.

Tour flow — Represents the number of sales presentations given at sales centers (other than at unconsolidated properties) during the period.

Transaction revenue — Interval Network, Vistana Signature Network and Hyatt Residence Club transactional and service fees paid primarily for exchanges, Getaways, reservation servicing and related transactions.

Volume per guest — Consolidated timeshare contract sales excluding telesales, divided by tour flow during the period.

ILG, Inc.

Investor Contact
Lily Arteaga, 305-925-7302
Investor Relations
Lily.Arteaga@ilg.com

Or

Media Contact
Christine Boesch, 305-925-7267
Corporate Communications
Chris.Boesch@ilg.com